SCHEDULE 14A INFORMATION
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Aastrom Biosciences, Inc.
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October 4, 2006

Dear Shareholder:

This year’s Annual Meeting of Shareholders will be held on November 2, 2006 at 9:00 a.m. local time, at the Kensington Court Hotel, 610 Hilton Boulevard, Ann Arbor, Michigan 48108. You are cordially invited to attend.

The Notice of Annual Meeting of Shareholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

It is important that you use this opportunity to take part in the affairs of Aastrom Biosciences by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, and return the enclosed proxy in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you date, sign, and return the enclosed proxy or attend the Annual Meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our shareholders are important.

A copy of Aastrom’s 2006 Annual Report is also enclosed for your information. At the Annual Meeting we will review Aastrom’s activities over the past year and our plans for the future. The Board of Directors and management look forward to seeing you at the Annual Meeting.

Sincerely,

George W. Dunbar
President and Chief Executive Officer

AASTROM BIOSCIENCES, INC.
24 Frank Lloyd Wright Drive
Ann Arbor, MI 48105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held November 2, 2006

Dear Shareholder:

You are invited to attend the Annual Meeting of the Shareholders of Aastrom Biosciences, Inc. which will be held on November 2, 2006, at 9:00 a.m. at the Kensington Court Hotel, 610 Hilton Boulevard, Ann Arbor, Michigan 48108 for the following purposes:

1. To elect two Class III directors, each to hold office for a three-year term and until their respective successors are duly elected and qualified. The following persons have been nominated for election at the meeting: Alan L. Rubino and Nelson M. Sims.

2. To approve the Amended and Restated 2004 Equity Incentive Plan.

3. To ratify the appointment of PricewaterhouseCoopers LLP as Aastrom’s independent public accountants for the fiscal year ending June 30, 2007.

4. To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on September 15, 2006 are entitled to notice of, and to vote at, this meeting and any adjournments thereof.

By order of the Board of Directors,

Gerald D. Brennan, Jr.
Corporate Secretary, Vice President
Administrative and Financial
Operations and Chief Financial Officer
Ann Arbor, Michigan
October 4, 2006

IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postpaid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

AASTROM BIOSCIENCES, INC.
24 Frank Lloyd Wright Drive
Ann Arbor, Michigan 48105

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

The accompanying proxy is solicited by the Board of Directors of Aastrom Biosciences, Inc., a Michigan corporation, for use at the Annual Meeting of Shareholders to be held November 2, 2006, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is October 4, 2006, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to shareholders. Unless the context requires otherwise, references to “we,” “us,” “our,” and Aastrom refer to Aastrom Biosciences, Inc.

GENERAL INFORMATION

SOLICITATION AND VOTING

Annual Report.  An annual report for the fiscal year ended June 30, 2006, is enclosed with this Proxy Statement.

Voting Securities.  Only shareholders of record as of the close of business on September 15, 2006 will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 119,523,943 shares of common stock, no par value, of Aastrom, issued and outstanding. Shareholders may vote in person or in proxy. Each holder of shares of common stock is entitled to one vote for each share of stock held on the proposals presented in this Proxy Statement. Aastrom’s bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes.  A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors and ratification of auditors, but do not include adoption or amendment of an equity incentive plan.

Solicitation of Proxies.  The cost of soliciting proxies will be borne by Aastrom. Aastrom will solicit shareholders by mail through its regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of Aastrom registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. Aastrom may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies.  All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the election of the nominees for director contained in this Proxy Statement, in favor of the other proposals specified in the Notice of the meeting, and in the discretion of the proxy holders on any other matter that comes before the meeting. A shareholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Corporate Secretary of Aastrom of either a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

PROPOSAL 1

ELECTION OF DIRECTORS

Aastrom has a classified Board of Directors currently consisting of three Class III directors (R. Douglas Armstrong, Alan L. Rubino and Nelson M. Sims), three Class I directors (George W. Dunbar, Susan L. Wyant and Robert Zerbe), and two Class II directors (Timothy M. Mayleben and Stephen G. Sudovar), who will serve until the Annual Meetings of Shareholders to be held in 2006, 2007 and 2008, respectively, and until their respective successors are duly elected and qualified. Directors in a class are elected for a term of three years to succeed the directors in such class whose terms expire at such annual meeting.

The nominees for election at the 2006 Annual Meeting of Shareholders to fill the Class III positions on the Board of Directors are Alan L. Rubino and Nelson M. Sims. If elected, the nominees will serve as directors until Aastrom’s Annual Meeting of Shareholders in 2009, and until their successors are duly elected and qualified. If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, the proxies may be voted for such substitute nominee as the proxy holders may designate. Each person nominated for election has agreed to serve if elected and the Board of Directors has no reason to believe that any nominee will be unable to serve.

If a quorum is present, the two nominees for the positions as Class III directors receiving the highest number of votes will be elected. Abstentions and broker non-votes will have no effect on the vote, except that abstentions and broker non-votes will be counted as shares present for purposes of determining the presence of a quorum. The Board of Directors unanimously recommends a vote “FOR” the nominees named above.

The table below sets forth for Aastrom’s directors, including the Class III nominees to be elected at this meeting, certain information, as of August 31, 2006 with respect to age and background.

			Director
Name	Position With Aastrom	Age	Since

Class III directors to be elected at the 2006 Annual Meeting of Shareholders:
Alan L. Rubino	Director	52	2005
Nelson M. Sims	Director	59	2006
Class I directors whose terms will expire at the 2007 Annual Meeting of Shareholders:
George W. Dunbar	President and CEO	60	2006
Susan L. Wyant	Lead Director	54	2002
Robert L. Zerbe	Director	55	2006
Class II directors whose terms will expire at the 2008 Annual Meeting of Shareholders:
Timothy M. Mayleben	Director	46	2005
Stephen G. Sudovar	Director	60	2005

Nominees for election at the 2006 Annual Meeting of Shareholders

Alan L. Rubino, a Director since September 2005, is the President and Chief Operating Officer of Pharmos Corporation, a public specialty pharmaceutical firm with corporate headquarters based in Iselin, NJ. Mr. Rubino has continued to expand upon a career that included Hoffmann-LaRoche, Inc. from 1977 to 2001, where he was a member of the U.S. Executive and Operating Committees and an SEC corporate officer. During his Roche tenure, he held a series of key executive positions in marketing, sales, business operations, supply chain and human resource management. In addition, he was assigned to various executive committee roles in the areas of marketing, project management, and globalization of Roche Holdings. Mr. Rubino also held senior executive positions at PDI, Inc. and Cardinal Health from 2001 to 2005. He received Bachelor of Arts degree in economics from Rutgers University with a minor in biology/chemistry, and completed post-graduate educational programs at the University of Lausanne and Harvard Business School. Additionally, he serves on the Board of Rutgers University Business School, and is a member of the Advisory Board to SK Corp, a major Korean biopharmaceutical company.

Nelson M. Sims, a Director since February 2006, has over 30 years of experience in senior management of companies in the pharmaceutical industry. From 2003 through 2005, he served as President of Novavax, Inc., a specialty biopharmaceutical company. From 1984 through 2001, he served in various management positions in the sales, marketing and business development areas of Eli Lilly and Company, including Executive Director of Alliance Management, President of Eli Lilly Canada, and Vice President, Sales and Marketing at Hybritech. Mr. Sims received a Bachelor of Science degree in Pharmacy from Southwestern Oklahoma State University and completed the Tuck Executive Program at the Amos Tuck School of Business at Dartmouth College. He serves on the board of directors of MDS, Inc. and ATS, Inc.

Directors Continuing In Office

George W. Dunbar has served as President and Chief Executive Officer and as a Director since July 2006. He has more than twenty-five years of experience in the healthcare field, including the biotech, pharmaceutical, diagnostic and device sectors. During this period, he has spent more than fifteen years as a chief executive officer of established and early-stage healthcare companies. From 2004 through 2005, he was the Chief Executive Officer of Quantum Dot Corporation. From 2003 through 2004 he was Chief Executive Officer of Targesome, Inc. and also served on the Business Advisory Board of Ulteria Capital Ltd. From 2001 through 2002, Mr. Dunbar was Chief Executive Office of Epic Therapeutics. Prior to 2001, he served at various times as Chief Executive Officer of Cytotherapeutics, Stem Cells, Inc. and Metra Biosystems, and in management positions with the Ares-Serona Group and Amersham International. Mr. Dunbar received a B.S. in Electrical Engineering and an MBA from Auburn University. Mr. Dunbar currently serves on the board of directors of Competitive Technologies and Sonus Pharmaceuticals as well as on the MBA Advisory Board of the Auburn University College of Business.

Timothy M. Mayleben, a Director since June 2005, is an advisor to life science and healthcare companies through his advisory and investment firm, ElMa Advisors. He was formerly the Chief Operating Officer of Esperion Therapeutics, now a division of Pfizer Global Research & Development. He joined Esperion in late 1998 as Chief Financial Officer. While at Esperion, Mr. Mayleben led the raising of more than $200 million in venture capital and institutional equity funding and later negotiated the acquisition of Esperion by Pfizer in December 2003. Prior to joining Esperion, Mr. Mayleben held various senior and executive management positions at Transom Technologies, Inc., now part of Electronic Data Systems, Inc., and Applied Intelligent Systems, Inc., which was acquired by Electro-Scientific Industries, Inc. in 1997. Mr. Mayleben holds a Masters of Business Administration with distinction from the J.L. Kellogg Graduate School of Management at Northwestern University, and a Bachelor of Business Administration degree from the University of Michigan Business School. He is on the Advisory Board for the Wolverine Venture Fund, and serves as a director for Nighthawk Radiology Services and Aksys, Ltd.

Stephen G. Sudovar, a Director since July 2005, is currently the CEO of SGS Associates, a healthcare management consulting firm. Before this, Mr. Sudovar served as President and CEO of EluSys Therapeutics, Inc., a start-up biopharmaceutical company with a pipeline of products in various stages of development. Prior to joining EluSys in 1999, Mr. Sudovar was the President of Roche Laboratories, Inc., a division of Hoffmann LaRoche, Inc. Before he assumed the duties of President at Roche, Mr. Sudovar held the positions of Senior Vice President, Executive Director of Special Projects at Basel Headquarters (Switzerland), and Vice President and General Manager. Prior to joining Roche, Mr. Sudovar was the CEO and Chairman of Pracon Incorporated, a health care consulting and communications firm he founded and presided over for ten years. Mr. Sudovar holds a Bachelor of Science degree in Marketing and Finance from St. Peter’s College, and a Masters of Business Administration degree from Fairleigh Dickinson University.

Susan L. Wyant, Pharm.D, a Director since June 2002, is the founder and President of The Dominion Group, a full service marketing research and consulting firm assisting major pharmaceutical as well as start-up biotechnology companies in making informed business decisions. Prior to founding The Dominion Group I 1993, Dr. Wyant held various marketing and management positions related to the pharmaceutical industry. In addition to her extensive work in pharmaceutical consulting and marketing, Dr. Wyant has been a Clinical Associate Professor at Medical College of Virginia School of Pharmacy and Shenandoah University School of Pharmacy. Dr. Wyant received a Bachelor of Science degree and a Doctor of Pharmacy degree from the Medical College of Virgina/VCU School of Pharmacy.

Robert L. Zerbe, M.D., a Director since January 2006, is the Chief Executive Officer of QUATRx Pharmaceuticals Company a venture-backed drug development company which he co-founded in 2000. Prior to this, Dr. Zerbe held several senior executive management positions with major pharmaceutical companies including Eli Lilly and Pfizer (formerly Parke-Davis). During his tenure at Eli Lilly, Dr. Zerbe’s clinical research and development positions included Managing Director, Lilly Research Center U.K., and Vice President of Clinical Investigation and Regulatory Affairs. He joined Pfizer in 1993, becoming Senior Vice President of Worldwide Clinical Research and Development. In this capacity he led the clinical development programs for a number of key products, including Lipitor® and Neurontin®. Dr. Zerbe received his M.D. from the Indiana University School of Medicine, and has completed post-doctoral work in internal medicine, endocrinology and neuroendocrinology at Indiana University and the National Institutes of Health. He also serves on the boards of A.P. Pharma, Inc. and Corgentech, Inc.

Board Meetings and Committees

During the fiscal year ended June 30, 2006, the Board of Directors held ten meetings. Each director serving on the Board of Directors in fiscal year 2006 attended at least 75% of such meetings of the Board of Directors and the Committees on which he or she served.

The Audit Committee’s function is to review with Aastrom’s independent accountants and management the annual financial statements and independent accountants’ opinion, review the scope and results of the examination of Aastrom’s financial statements by the independent accountants, review all professional services performed and related fees by the independent accountants, approve the retention of the independent accountants and periodically review Aastrom’s accounting policies and internal accounting and financial controls. The members of the Audit Committee for the fiscal year 2006 were Timothy M. Mayleben, Alan L. Rubino, Nelson M. Sims and Stephen G. Sudovar. During the fiscal year ended June 30, 2006, the Audit Committee held seven meetings. All members of the Company’s Audit Committee are independent (as independence is defined in Rule 4200(a)(15) of the NASD listing standards). Mr. Mayleben has been designated as an audit committee financial expert, as defined in the rules of the Securities and Exchange Commission (the “SEC”). The Audit Committee acts pursuant to a written charter, which is available at the Company’s website, www.aastrom.com. For additional information concerning the Audit Committee, see “Report of the Audit Committee of the Board of Directors.”

The Compensation Committee’s function is to review and approve salary and bonus levels and stock option or restricted stock grants. The members of the Compensation Committee for the fiscal year 2006 were Timothy M. Mayleben, Alan L. Rubino and Stephen G. Sudovar. During the fiscal year ended June 30, 2006, the Compensation Committee held six meetings. All members of the Company’s Compensation Committee are independent (as independence is defined in Rule 4200(a)(15) of the NASD listing standards). The Compensation Committee acts pursuant to a written charter, which is available at the Company’s website, www.aastrom.com. For additional information concerning the Compensation Committee, see “Report of the Compensation Committee of the Board of Directors on Executive Compensation” and “Executive Compensation and Other Matters.”

The Corporate Governance and Nominating Committee’s (the “Governance Committee”) function is to assist Aastrom’s Board of Directors in fulfilling its responsibilities by reviewing and reporting to the Board of Directors upon (i) corporate governance compliance mechanisms, (ii) corporate governance roles amongst management and directors, and (iii) Board of Directors process enhancement. This committee also considers qualified candidates for appointment and nomination for election to the Board of Directors and makes recommendations concerning such candidates. Consistent with this function, the Governance Committee encourages continuous improvement of, and fosters adherence to, the Company’s corporate governance policies, procedures and practices at all levels. The members of the Governance Committee for the fiscal year 2006 were Nelson M. Sims, Stephen G. Sudovar, Susan L. Wyant and Robert L. Zerbe. During the fiscal year ended June 30, 2006, the Governance Committee held four meetings. All the members of the Governance Committee are independent (as independence is defined in Rule 4200(a)(15) of the NASD listing standards). The Governance Committee acts pursuant to a written charter which is available at the Company’s website, www.aastrom.com. For additional information concerning the Governance Committee, see “Report of the Corporate Governance and Nominating Committee of the Board of Directors.”

Director Nominations

The Governance Committee evaluates and recommends to the Board of Directors the nominees for each election of directors. In fulfilling its responsibilities, the Governance Committee considers the following factors:

•	the appropriate size of the Company’s Board and its committees

•	the needs of the Company with respect to the particular talents and experience of its directors

•	the nominee’s interest in becoming an effective, collaborative Board member, and the nominee’s ability to work in a collegial style with other Board members

•	the knowledge, skills and experience of nominees, including experience in the life sciences industry, medical products, medical research, medicine, business, finance, administration or public service

•	experience with accounting rules and practices

•	experience with applicable regulatory and SEC requirements applicable to public companies

•	experience with regulatory requirements applicable to the Company’s industry

•	appreciation of the relationship of the Company’s business to the changing needs of society

•	balance between the benefit of continuity and the desire for a fresh perspective provided by new members

The Governance Committee’s goal is to assemble a Board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Governance Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees. However, the Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. The Governance Committee does, however, recognize that under applicable regulatory requirements at least one member of the Board must, and believes that it is preferable that more than one member of the Board should, meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that at least a majority of the members of the Board must meet the definition of “independent director” under NASD listing standards or the listing standards of any other applicable self regulatory organization. The Governance Committee also believes it appropriate for at least one member of the Company’s management to participate as a member of the Board.

The Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board up for re-election at an upcoming annual meeting of shareholders does not wish to continue in service, the Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Governance Committee and Board will be polled for suggestions as to individuals meeting the criteria of the Governance Committee. Research may also be performed to identify qualified individuals. If the Governance Committee believes that the Board requires additional candidates for nomination, the Governance Committee may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third party search firm to assist in identifying qualified candidates.

The Governance Committee will evaluate any recommendation for director nominee proposed by a shareholder who (i) has continuously held at least 1% of the outstanding shares of the Company’s common stock entitled to vote at the annual meeting of shareholders for at least one year by the date the shareholder makes the recommendation and (ii) undertakes to continue to hold the common stock through the date of the meeting. In order to be evaluated in connection with the Company’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a qualifying shareholder must be received by the Company no later than 120 days prior to the anniversary of the date proxy statements were mailed to shareholders in connection with the prior year’s annual meeting of shareholders. Any shareholder recommendation for director nominee must be submitted to the Corporate Secretary, in writing at 24 Frank Lloyd Wright Drive, Ann Arbor Michigan 48105 and must contain the following information:

•	a statement by the shareholder that he/she is the holder of at least 1% of the Company’s common stock and that the stock has been held for at least a year prior to the date of the submission and that the shareholder will continue to hold the shares through the date of the annual meeting of shareholders

•	the candidate’s name, age, contact information and current principal occupation or employment

•	a description of the candidate’s qualifications and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed

•	the candidate’s resume

The Governance Committee will evaluate recommendations for director nominees submitted by directors, management or qualifying shareholders in the same manner, using the criteria stated above.

All directors and director nominees will submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Governance Committee.

Communications with Directors

The Board has adopted a Communications with Directors Policy. The Communications with Directors Policy is available on the Company’s website, www.aastrom.com.

Director Attendance at Annual Meetings

The Board has adopted a Director Attendance at Annual Meetings Policy. This policy is available on the Company’s website, www.aastrom.com. All five of the directors then in office attended the Annual Meeting of Shareholders held in November 2005.

Code of Ethics

The Board has adopted a Code of Ethics that applies to all of our employees, officers and directors. The Code of Ethics is available at the Company’s website, www.aastrom.com.

Board Member Independence

The Board has determined that all of the Board members except for Dr. Armstrong and Mr. Dunbar are “independent” as independence is defined in Rule 4200(a)(15) of the NASD listing standards. Dr. Armstrong and Mr. Dunbar are not considered independent because of their recent or current employment by the Company.

PROPOSAL 2

APPROVAL OF AMENDED AND RESTATED
2004 EQUITY INCENTIVE PLAN

At the Annual Meeting, the stockholders will be asked to approve the amendment and restatement of the Aastrom Biosciences, Inc. 2004 Equity Incentive Plan (the “2004 Plan”). The Board of Directors amended and restated the 2004 Plan on September 7, 2006, subject to its approval by stockholders.

The Board of Directors believes that the Company must offer a competitive equity incentive program if it is to continue to successfully attract and retain the best possible candidates for positions of responsibility within the Company. The Board of Directors expects that the 2004 Plan will continue to be an important factor in attracting, retaining and rewarding the high caliber employees, consultants and directors essential to our success and in motivating these individuals to strive to enhance our growth and financial performance. The 2004 Plan as amended and restated is intended to ensure that the Company will continue to have available a reasonable number of shares to meet these goals.

The material amendments to the 2004 Plan would add eight million (8,000,000) shares to the 2004 Plan reserve and add certain performance criteria to the 2004 Plan to permit the deductibility of performance-based compensation as described below. There are also certain administrative changes to the amended and restated 2004 Plan, including the addition of a requirement that stock appreciation rights (in addition to stock options) be granted at at least fair market value, as well as a requirement that shares subject to an award be treated as issued even if the shares are treated as withheld for exercise or tax withholding purposes.

The 2004 Plan is designed to preserve the Company’s ability to deduct in full for federal income tax purposes the compensation recognized by its executive officers in connection with certain awards granted under the 2004 Plan. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer or to any of the four other most highly compensated officers of a publicly held company. However, certain types of compensation, including performance-based compensation, are generally excluded from this deductibility limit. To enable compensation in connection with stock options, certain restricted stock grants, performance shares and performance units awarded under the 2004 Plan to qualify as “performance-based” within the meaning of Section 162(m), the 2004 Plan limits the sizes of such awards as further described below. While the Company believes that compensation in connection with such awards under the 2004 Plan generally will be deductible by the Company for federal income tax purposes, under certain circumstances, such as a change in control of the Company, compensation paid in settlement of performance share and performance unit awards may not qualify as “performance-based.” By approving the 2004 Plan, the stockholders will be approving, among other things, eligibility requirements for participation in the 2004 Plan, financial performance measures upon which specific performance goals applicable to certain awards would be based, limits on the numbers of shares or compensation that could be made subject to certain awards, and the other material terms of the awards described below.

Summary of the 2004 Plan

The following summary of the amended and restated 2004 Plan is qualified in its entirety by the specific language of the 2004 Plan, a copy of which is available to any stockholder upon request.

General.  The purpose of the amendments of the 2004 Plan is to advance the interests of the Company by providing an incentive program that will enable the Company to attract and retain employees, consultants and directors upon whose judgment, interest and efforts the Company’s success is dependent and to provide them with an equity interest in the success of the Company in order to motivate superior performance. These incentives are provided through the grant of stock options (including indexed options), stock appreciation rights, restricted stock purchase rights, restricted stock bonuses, restricted stock units and deferred stock units. While the Board of Directors believes that it is desirable to have the flexibility to use these various forms of equity based incentive compensation, the Board currently anticipates that a substantial majority of grants will be in the form of stock options.

Authorized Shares.  Assuming the amended and restated 2004 Plan is approved by the stockholders, Eighteen Million One Hundred Twenty-Seven Thousand Five Hundred Twenty-Six (18,127,526) shares of our Common Stock will have been reserved for the granting of awards under the 2004 Plan. Specifically, the Company is requesting a new authorization of an additional eight million (8,000,000) shares, including shares which have been previously approved by Company stockholders under the Company’s 2001 Stock Option Plan and which were available or may become available due to the lapse of awards under the 2001 Stock Option Plan. If any award granted under the 2004 Plan expires, lapses or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased by the Company, any such shares that are reacquired or subject to such a terminated award will again become available for issuance under the 2004 Plan. However, shares surrendered in exercise of an award or in satisfaction of tax withholding will be treated as issued under the amended and restated 2004 Plan and will not be available for reissuance under the 2004 Plan. Upon any stock dividend, stock split, reverse stock split, recapitalization or similar change in our capital structure, appropriate adjustments will be made to the shares subject to the 2004 Plan, to the award grant limitations and to all outstanding awards. As of September 15, 2006, 6,523,753 shares were subject to outstanding awards under the 2004 Plan and 635,495 shares remained available for grant under the 2004 Plan.

Administration.  The 2004 Plan is administered by the Compensation Committee of the Board of Directors, or, in the absence of such committee, by the Board of Directors. In the case of awards intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code, administration must be by a compensation committee comprised solely of two or more “outside directors” within the meaning of Section 162(m). (For purposes of this summary, the term “Committee” will refer to either such duly appointed committee or the Board of Directors.) Subject to the provisions of the 2004 Plan, the Committee determines in its discretion the persons to whom and the times at which awards are granted, the types and sizes of such awards, and all of their terms and conditions. The Committee may, subject to certain limitations on the exercise its discretion required by Section 162(m), amend, cancel, renew, or grant a new award in substitution for, any award, waive any restrictions or conditions applicable to any award, and accelerate, continue, extend or defer the vesting of any award. However, the 2004 Plan forbids, without stockholder approval, the repricing of any outstanding stock option and/or stock appreciation right. The 2004 Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the 2004 Plan. The Committee will interpret the 2004 Plan and awards granted thereunder, and all determinations of the Committee will be final and binding on all persons having an interest in the 2004 Plan or any award.

Eligibility.  Awards may be granted to employees, directors and consultants of the Company or any present or future parent or subsidiary corporations of the Company. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Company or any parent or subsidiary corporation of the Company. As of September 15, 2006, the Company had approximately 59 employees, including 6 executive officers, 4 consultants, and 8 directors (one of whom was an employee and an executive officer) who would be eligible under the 2004 Plan.

Stock Options.  Each option granted under the 2004 Plan must be evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the 2004 Plan. The exercise price of each option may not be less than the fair market value of a share of Common Stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a “Ten Percent Stockholder”) must have an exercise price equal to at least 110% of the fair market value of a share of Common Stock on the date of grant. The exercise price of each indexed stock option, and the terms and adjustments which may be made to such an option, will be determined by the Committee in its sole discretion at the time of grant. On September 27, 2006, the closing price of the Company’s Common Stock on the Nasdaq Capital Market was $1.17 per share. Subject to appropriate adjustment in the event of any change in the capital structure of the Company, no employee may be granted in any fiscal year of the Company options which in the aggregate are for more than five hundred thousand (500,000) shares, provided however, that the Company may make an additional one-time grant to any newly-hired employee of a stock option for the purchase of up to an additional two hundred and fifty thousand (250,000) shares.

The 2004 Plan provides that the option exercise price may be paid in cash, by check, or in cash equivalent, by the assignment of the proceeds of a sale with respect to some or all of the shares being acquired upon the exercise of the option, to the extent legally permitted, by tender of shares of Common Stock owned by the optionee having a fair market value not less than the exercise price, by such other lawful consideration as approved by the Committee, or by any combination of these. Nevertheless, the Committee may restrict the forms of payment permitted in connection with any option grant. No option may be exercised unless the optionee has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option, including, if permitted or required by the Company, through the optionee’s surrender of a portion of the option shares to the Company.

Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. The maximum term of any option granted under the 2004 Plan is ten years, provided that an incentive stock option granted to a Ten Percent Stockholder must have a term not exceeding five years. The Committee will specify in each written option agreement, and solely in its discretion, the period of post-termination exercise applicable to each option.

Generally, stock options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee’s lifetime only by the optionee. However, a nonstatutory stock option may be assigned or transferred to the extent permitted by the Committee in its sole discretion.

Stock Appreciation Rights.  Each stock appreciation right granted under the 2004 Plan must be evidenced by a written agreement between the Company and the participant specifying the number of shares subject to the award and the other terms and conditions of the award, consistent with the requirements of the 2004 Plan.

A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of Company Common Stock between the date of grant of the award and the date of its exercise. The Company may pay the appreciation either in cash or in shares of Common Stock. The Committee may grant stock appreciation rights under the 2004 Plan in tandem with a related stock option or as a freestanding award. A tandem stock appreciation right is exercisable only at the time and to the same extent that the related option is exercisable, and its exercise causes the related option to be canceled. Freestanding stock appreciation rights vest and become exercisable at the times and on the terms established by the Committee. The maximum term of any stock appreciation right granted under the 2004 Plan is ten years. The exercise price of each stock appreciation right may not be less than the fair market value of a share of Common Stock on the date of grant. Subject to appropriate adjustment in the event of any change in the capital structure of the Company, no employee may be granted in any fiscal year of the Company sock appreciation rights which in the aggregate are for more than five hundred thousand (500,000) shares, provided however, that the Company may make an additional one-time grant to any newly-hired employee of a stock appreciation right for the purchase of up to an additional two hundred and fifty thousand (250,000) shares.

Stock appreciation rights are generally nontransferable by the participant other than by will or by the laws of descent and distribution, and are generally exercisable during the participant’s lifetime only by the participant.

Restricted Stock Awards.  The Committee may grant restricted stock awards under the 2004 Plan either in the form of a restricted stock purchase right, giving a participant an immediate right to purchase Common Stock, or in the form of a restricted stock bonus, for which the participant furnishes consideration in the form of services to the Company. The Committee determines the purchase price payable under restricted stock purchase awards, which may be less than the then current fair market value of our Common Stock. Restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the Committee specifies, and the shares acquired may not be transferred by the participant until vested. Unless otherwise provided by the Committee, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant’s termination of service. Participants holding restricted stock will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award. Subject to appropriate adjustment in the event of any change in the capital structure of the Company, no employee may be granted in any fiscal year of the Company more than five hundred thousand (500,000) shares of restricted stock on which the restrictions are based on performance criteria, provided however, that the Company may make an additional one-time grant to any newly-hired employee of a restricted stock award of up to an additional two hundred and fifty thousand (250,000) shares.

Restricted Stock Units.  The Committee may grant restricted stock units under the 2004 Plan which represent a right to receive shares of Common Stock at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to the Company. The Committee may grant restricted stock unit awards subject to the attainment of performance goals similar to those described below in connection with performance shares and performance units, or may make the awards subject to vesting conditions similar to those applicable to restricted stock awards. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of Common Stock are issued in settlement of such awards. However, the Committee may grant restricted stock units that entitle their holders to receive dividend equivalents, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends we pay. Subject to appropriate adjustment in the event of any change in the capital structure of the Company, no employee may be granted in any fiscal year of the Company more than five hundred thousand (500,000) shares of restricted stock on which the restrictions are based on performance criteria, provided however, that the Company may make an additional one-time grant to any newly-hired employee of a restricted stock award of up to an additional two hundred and fifty thousand (250,000) shares.

Performance Awards.  The Committee may grant any restricted stock award or restricted stock unit subject to such conditions and the attainment of such performance goals over such periods as the Committee determines in writing and sets forth in a written agreement between the Company and the participant.

Prior to the beginning of the applicable performance period or such later date as permitted under Section 162(m) of the Code, the Committee will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance of the Company and each parent and subsidiary corporation consolidated therewith for financial reporting purposes, or such division or business unit of the Company as may be selected by the Committee. The Committee, in its discretion, may base performance goals on one or more of the following such measures: revenue, gross margin, operating margin, operating income, pre-tax profit, earnings before interest, taxes, depreciation and/or amortization, net income, cash flow, expenses, Company valuation (market capitalization), stock price, earnings per share, return on stockholder equity, return on capital, return on net assets, economic value added, number of customers, market share, return on investment, profit after tax, clinical trial progress, product development progress, product regulatory approval progress and strategic partnership progress. The target levels with respect to these performance measures may be expressed on an absolute basis or relative to a standard specified by the Committee. The degree of attainment of performance measures will, according to criteria established by the Committee, be computed before the effect of changes in accounting standards, restructuring charges and similar extraordinary items occurring after the establishment of the performance goals applicable to a performance award.

Following completion of the applicable performance period, the Committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable to the participant on the basis of the performance goals attained. However, no such reduction may increase the amount paid to any other participant.

Deferred Stock Awards.  The 2004 Plan provides that certain participants who are executives or members of a select group of highly compensated employees may elect to receive, in lieu of payment in cash or stock of all or any portion of such participant’s cash and/or stock compensation, an award of deferred stock units. A participant electing to receive deferred stock units will be granted automatically, on the effective date of such deferral election, an award (a “Deferred Stock Unit Award”) for a number of stock units equal to the amount of the deferred compensation divided by an amount equal to the fair market value of a share of our Common Stock as quoted by the national or regional securities exchange or market system on which the Common Stock is listed on the date of grant. A stock unit is an unfunded bookkeeping entry representing a right to receive one share of our Common Stock in accordance with the terms and conditions of the Deferred Stock Unit Award. Participant’s are not required to pay any additional cash consideration in connection with the settlement of a Deferred Stock Unit Award. A participant’s compensation not paid in the form of a Deferred Stock Unit Award will be paid in cash in accordance with the Company’s normal payment procedures.

Each Deferred Stock Unit Award will be evidenced by a written agreement between the Company and the participant specifying the number of stock units subject to the award and the other terms and conditions of the Deferred Stock Unit Award, consistent with the requirements of the 2004 Plan. Deferred Stock Unit Awards are fully vested upon grant and will be settled by distribution to the participant of a number of whole shares of Common Stock equal to the number of stock units subject to the award within 30 days following the earlier of (i) the date on which the participant’s service terminates or (ii) an early settlement date elected by the participant in accordance with the terms of the 2004 Plan at the time of his or her election to receive the Deferred Stock Unit Award. A holder of stock unit has no voting rights or other rights as a stockholder until shares of Common Stock are issued to the participant in settlement of the stock unit. However, participants holding stock units will be entitled to receive dividend equivalents with respect to any payment of cash dividends on an equivalent number of shares of Common Stock. Such dividend equivalents will be credited in the form of additional whole and fractional stock units determined by the fair market value of a share of Common Stock on the dividend payment date. Prior to settlement, no Deferred Stock Unit Award may be assigned or transferred other than by will or the laws of descent and distribution.

Change in Control.  The 2004 Plan defines a “Change in Control” of the Company as any of the following events upon which the stockholders of the Company immediately before the event do not retain immediately after the event, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the event, direct or indirect beneficial ownership of a majority of the total combined voting power of the voting securities of the Company, its successor or the corporation to which the assets of the Company were transferred: (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company’s voting stock; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company. If a Change in Control occurs, the surviving, continuing, successor or purchasing corporation or parent corporation thereof may either assume all outstanding awards or substitute new awards having an equivalent value. In the event of any outstanding stock options or stock appreciation rights are not assumed or replaced, then all unexercisable, unvested or unpaid portions of such outstanding awards will become immediately exercisable, vested and payable in full immediately prior to the date of the Change in Control.

In addition, in the event of a Change in Control, if the surviving, continuing, successor or purchasing corporation or parent corporation thereof, does not assume or substitute any restricted stock award or restricted stock unit, the lapsing of all vesting conditions and restrictions on any shares subject to such outstanding awards held by a participant whose service with the Company has not terminated prior to the Change in Control shall be accelerated effective as of the date of the Change in Control.

Any award not assumed, replaced or exercised prior to the Change in Control will terminate. The 2004 Plan authorizes the Committee, in its discretion, to provide for different treatment of any award, as may be specified in such award’s written agreement, which may or may not provide for acceleration of the vesting or settlement of any award, or provide for longer periods of exercisability, upon a Change in Control.

Termination or Amendment.  The 2004 Plan will continue in effect until the first to occur of (i) its termination by the Committee, (ii) the date on which all shares available for issuance under the 2004 Plan have been issued and all restrictions on such shares under the terms of the 2004 Plan and the agreements evidencing awards granted under the 2004 Plan have lapsed, or (iii) the tenth anniversary of the 2004 Plan’s effective date. The Committee may terminate or amend the 2004 Plan at any time, provided that no amendment may be made without stockholder approval if the Committee deems such approval necessary for compliance with any applicable tax or securities law or other regulatory requirements, including the requirements of any stock exchange or market system on which the Common Stock of the Company is then listed. No termination or amendment may affect any outstanding award unless expressly provided by the Committee, and, in any event, may not adversely affect an outstanding award without the consent of the participant unless necessary to comply with any applicable law, regulation or rule.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2004 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Incentive Stock Options.  An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the determination date (see discussion under “Nonstatutory Stock Options” below) and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under “Nonstatutory Stock Options” below) is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options and Indexed Stock Options.  Options not designated or qualifying as incentive stock options, or as an indexed stock option, will be nonstatutory stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The “determination date” is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture (as in the case where an optionee is permitted to exercise an unvested option and receive unvested shares which, until they vest, are subject to the Company’s right to repurchase them at the original exercise price upon the optionee’s termination of service) and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.

Stock Appreciation Rights.  No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares of our Common Stock received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards.  A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the “determination date” (as defined above under “Nonstatutory Stock Options”). If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Restricted Stock Units Awards.  A participant generally will recognize no income upon the grant of a restricted stock units award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any nonrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above (see discussion under “Restricted Stock Awards”). Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the “determination date” (as defined above under “Nonstatutory Stock Options”), will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Deferred Stock Unit Awards.  A participant generally will recognize no income upon the grant of a Deferred Stock Unit Award. Upon the settlement of such an award, the participant normally will recognize ordinary income in the year of settlement in an amount equal to the fair market value of any unrestricted shares of our Common Stock received. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

New Plan Benefits

No awards will be granted under the amended and restated 2004 Plan prior to the approval by the stockholders of the Company of the amendment and restatement. Awards under the 2004 Plan will be granted at the discretion of the Committee, and, accordingly, are not yet determinable. In addition, benefits under the 2004 Plan, will depend on a number of factors, including the fair market value of the Company’s Common Stock on future dates, actual Company performance against performance goals established with respect to performance awards and decisions made by the participants. Consequently, it is not possible to determine the benefits that might be received by participants under the 2004 Plan. Similarly, it is not possible to determine whether any grants under the 2004 Plan during the fiscal year ended June 30, 2006 would have differed if the amended and restated 2004 Plan had been in effect prior to that year. Actual grants under the 2004 Plan are reflected in tables under the heading “Executive Compensation and Other Matters.”

Vote Required and Board of Directors’ Recommendation

At the annual meeting of shareholders at which a quorum representing a majority of all outstanding shares of common stock of Aastrom is present, either in person or by proxy, the affirmative vote of a majority of the votes cast on the proposal, is required for approval of this proposal.

The Board believes that the proposed amendment and restatement of the 2004 Plan is in the best interests of the Company and its stockholders for the reasons stated above. Therefore, the Board of Directors unanimously recommends a vote “FOR” approval of the amended and restated 2004 Equity Incentive Plan.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as independent public accountants to audit the consolidated financial statements of Aastrom for the fiscal year ending June 30, 2007. PricewaterhouseCoopers LLP has acted in such capacity since its appointment in fiscal year 1997. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

As part of its duties, the Audit Committee considers whether the provision of services, other than audit services, during the fiscal year ended June 30, 2006 by PricewaterhouseCoopers LLP, the Company’s independent auditor for that period, is compatible with maintaining the auditor’s independence. The following table sets forth the aggregate fees billed to the Company for the fiscal years ended June 30, 2006 and June 30, 2005 by PricewaterhouseCoopers LLP:

	June 30, 2006			June 30, 2005

Audit Fees		$336,197	(1)	$334,599	(2)
Audit Related Fees(3)	$			$43,775

(1)	The Audit Fees for the year ended June 30, 2006, were for professional services rendered for the audits and reviews of the consolidated financial statements of the Company, professional services rendered for a federal compliance audit, issuance of consents and assistance with review of documents filed with the SEC.

(2)	The Audit Fees for the year ended June 30, 2005, were for professional services rendered for the audits and reviews of the consolidated financial statements of the Company, professional services rendered for a federal compliance audit, issuance of consents and assistance with review of documents filed with the SEC and statutory audits.

(3)	The Audit Related Fees as of the year ended June 30, 2005, were for assurance and related services related to accounting consultations, internal control reviews, and consultations concerning financial accounting and reporting standards.

The Audit Committee approves in advance the engagement and fees of the independent public accountants for all audit services and non-audit services, based upon independence, qualifications and, if applicable, performance. The Audit Committee may form and delegate to subcommittees of one or more members of the Audit Committee the authority to grant pre-approvals for audit and permitted non-audit services, up to specific amounts. All Audit Committee services provided by PricewaterhouseCoopers LLP for the fiscal year 2006 were pre-approved by the Audit Committee.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the votes cast on the ratification of this appointment, at the Annual Meeting of shareholders at which a quorum representing a majority of all outstanding shares of common stock of Aastrom is present, either in person or by proxy, is required for ratification of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Aastrom’s Independent Registered Public Accounting Firm for the Fiscal Year Ending June 30, 2007.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of August 31, 2006 with respect to the beneficial ownership of Aastrom’s common stock by (i) all persons known by Aastrom to be the beneficial owners of more than 5% of the outstanding common stock of Aastrom; (ii) each director of Aastrom, (iii) each executive officer of Aastrom named in the Summary Compensation Table, and (iv) all executive officers and directors of Aastrom as a group.

	Shares Owned(1)
	Number of	Percentage of
Name and Address of Beneficial Owner(2)	Shares	Class(3)

George W. Dunbar(4)	—	*
R. Douglas Armstrong(5)	1,859,955	1.5%
James A. Cour(6)	161,250	*
Gerald D. Brennan(7)	40,000	*
Janet M. Hock(8)	55,886	*
Robert J. Bard(9)	57,600	*
Timothy M. Mayleben(10)	18,900	*
Alan L. Rubino(11)	18,900	*
Nelson M. Sims(12)	5,500	*
Stephen G. Sudovar(13)	28,900	*
Susan L. Wyant(14)	48,900	*
Robert L. Zerbe(15)	7,200	*
All officers and directors as a group(13 persons)(16)	2,271,391	1.9%

*	Represents less than 1% of the outstanding shares of Aastrom’s common stock.

(1)	Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. The number of shares owned and percentage ownership amounts include shares of restricted stock granted under Aastrom’s 2004 Equity Incentive Plan.

(2)	Unless otherwise provided, the address for each beneficial owner is 24 Frank Lloyd Wright Drive, Ann Arbor, MI 48105.

(3)	Calculated on the basis of 119,487,843 shares of common stock outstanding as of August 31, 2006 except the shares of common stock underlying options exercisable within 60 days of August 31, 2006 are deemed to be outstanding for purposes of calculating ownership of securities of the holders of such options.

(4)	As a result of his recent appointment, none of Mr. Dunbar’s stock options are exercisable within the 60-day period following August 31, 2006.

(5)	Includes 1,221,875 shares issuable upon exercise of options held by Dr. Armstrong that are exercisable within the 60-day period following August 31, 2006. Also includes 68,000 shares held in trusts in which Dr. Armstrong is a co-trustee; Dr. Armstrong disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(6)	Includes 150,000 shares issuable upon exercise of options held by Mr. Cour that are exercisable within the 60-day period following August 31, 2006.

(7)	Includes 30,000 shares issuable upon exercise of options held by Mr. Brennan that are exercisable within the 60-day period following August 31, 2006.

(8)	Includes 18,750 shares issuable upon exercise of options held by Dr. Hock that are exercisable within the 60-day period following August 31, 2006.

(9)	Includes 37,500 shares issuable upon exercise of options held by Mr. Bard that are exercisable within the 60-day period following August 31, 2006.

(10)	Includes 12,000 shares issuable upon exercise of options held by Mr. Mayleben that are exercisable within the 60-day period following August 31, 2006.

(11)	Includes 12,000 shares issuable upon exercise of options held by Mr. Rubino that are exercisable within the 60-day period following August 31, 2006.

(12)	As a result of his recent addition to the Board, none of the options held by Mr. Sims are exercisable within the 60-day period following August 31, 2006.

(13)	Includes 12,000 shares issuable upon exercise of options held by Mr. Sudovar that are exercisable within the 60-day period following August 31, 2006.

(14)	Includes 42,000 shares issuable upon exercise of options held by Dr. Wyant that are exercisable within the 60-day period following August 31, 2006.

(15)	As a result of his recent addition to the Board, none of the options held by Dr. Zerbe are exercisable within the 60-day period following August 31, 2006.

(16)	Includes 1,494,125 shares issuable upon exercise of options that are exercisable within the 60-day period following August 31, 2006.

EXECUTIVE COMPENSATION AND OTHER MATTERS

The following table sets forth, for the fiscal year ended June 30, 2006, 2005 and 2004, all compensation earned for services rendered in all capacities by the Chief Executive Officer and each of the other top four executive officers whose salary and bonus exceeded $100,000 in 2006. These five officers are referred to as the “Named Executive Officers.” The compensation table excludes other compensation in the form of perquisites and other personal benefits that constitute the lesser of $50,000 or 10% of the total annual salary and bonus earned by each of the Named Executive Officers. In addition, the compensation described in this table does not include medical, group life insurance or other benefits which are available generally to all of our salaried employees.

Summary Compensation Table

				Long Term Compensation Awards
		Annual Compensation		Restricted	Securities	All Other
Name and Principal Position	Year	Salary	Bonus	Stock Awards(6)	Underlying Options	Compensation

R. Douglas Armstrong	2006	$345,000	$60,000	$145,831	—	$22,890	(1)
Chairman, Board of Directors	2005	$316,572	$18,180	—	300,000	$18,112	(1)
Chief Executive Officer	2004	$302,940	$70,125	—	200,000	$40,507	(1)
James A. Cour(2)	2006	$272,500	$35,000	$107,550	—	$17,458	(1)
President and Chief Operating Officer	2005	$257,046	—	—	240,000	—
Gerald D. Brennan, Jr.(3)	2006	$211,695	—	—	120,000	—
Vice President Administrative and Financial Operations, Chief Financial Officer, Secretary and Treasurer
Janet M. Hock(4)	2006	$218,417	$15,000	$65,486	—	—
Vice President Global Research and	2005	$93,248	—	—	150,000	—
Chief Scientific Officer
Robert J. Bard(5)	2006	$204,417	—	$48,039	—	$1,045	(1)
Vice President Regulatory/Clinical	2005	$97,425	—	—	120,000	—
Affairs and Quality Systems

(1)	Consists of vacation pay.

(2)	Mr. Cour joined Aastrom in July 2004 and departed in July 2006.

(3)	Mr. Brennan joined Aastrom in July 2005.

(4)	Dr. Hock joined Aastrom in September 2004.

(5)	Mr. Bard rejoined Aastrom in March 2005.

(6)	As of June 30, 2006, the Named Executive Officers held the following number of shares of restricted stock with the following values (based on the closing market price of Aastrom’s common stock on June 30, 2006): Dr. Armstrong, 61,017 shares, $81,153; Mr. Cour, 45,000 shares, $59,850; Dr. Hock, 27,400 shares, $36,442; and, Mr. Bard, 20,100 shares, $26,733. These shares of restricted stock vest in annual increments over a period of four years from the date of grant. While the Company does not anticipate any dividends in the foreseeable future, if any dividends are paid they would be paid to the shares of restricted stock at the same rate as on other shares of common stock.

Stock Options Granted in Fiscal 2006

The following table provides information with respect to stock option grants to the Named Executive Officers during the fiscal year ended June 30, 2006:

Potential Realizable
	Individual Grants				Value at Assumed
		% of Total			Annual Rates of
	Number of	Options			Stock Price
	Securities	Granted to	Exercise		Appreciation for
	Underlying Options	Employees	Price Per	Expiration	Option Term(1)
Name	Granted(2)	in 2006	Share(2)	Date	5%	10%

R. Douglas Armstrong	—	—	—	—	—	—
James A. Cour	—	—	—	—	—	—
Gerald D. Brennan, Jr.	120,000	41.4%	$2.94	2015	$574,674	$915,072
Janet M. Hock	—	—	—	—	—	—
Robert J. Bard	—	—	—	—	—	—

(1)	Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, in accordance with the Securities and Exchange Commission’s rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

(2)	This option was granted under Aastrom’s 2004 Equity Incentive Plan (the “Option Plan”) at an exercise price equal to the fair market value of the common stock on the date of grant.

Options Exercises and Fiscal 2006 Year End Values

The following table provides information with respect to stock option exercises and unexercised options held as of June 30, 2006, by the Named Executive Officers:

Aggregated Option Exercises
And Fiscal Year-End Option Values

			Number of Shares		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares Acquired	Value	Options at June 30, 2006		At June 30, 2006(1)
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

R. Douglas Armstrong	—	—	1,178,125	243,750	$244,375	$113,125
James A. Cour	—	—	105,000	135,000	$63,000	$81,000
Gerald D. Brennan, Jr.	—	—	—	120,000	—	—
Janet M. Hock	46,875	$10,781	9,375	93,750	$2,625	$26,250
Robert J. Bard	—	—	30,000	90,000	—	—

(1)	The value of “in-the-money” stock options represents the difference between the exercise price of such options and the fair market value of $1.33 per share of common stock as of June 30, 2006, the closing price of the common stock reported on the Nasdaq Capital Market on such date.

Employment Contracts and Termination of Employment and Change of Control Arrangements

Aastrom has entered into at will employment agreements with all of its executive officers, which provide either party with the right to terminate the employment relationship (in some instances subject to 14 days prior written notice if the termination is without cause). These employment agreements provide for annual review and adjustment of salaries and customary fringe benefits, such as vacation and health insurance available to other employees.

In 2005, Dr. Armstrong requested the Governance Committee to initiate a search for his replacement as Chief Executive Officer, allowing him to transition out of day-to-day management responsibilities. On December 27, 2005, Aastrom entered into a Revised Employment Agreement with Dr. Armstrong to provide for the continuation of his services pending the retention of a new CEO. Aastrom retained a new CEO effective on July 17, 2006, and since that time Dr. Armstrong has served as a consultant. Under the terms of his Employment Agreement, Dr. Armstrong will receive a payment of $638,200 made in various installments starting in July 2006 and continuing through April 2008. Aastrom will also pay Dr. Armstrong for the costs of his COBRA health insurance coverage for twelve months following termination of his service as CEO. The consulting agreement with Dr. Armstrong covers transition services the Company may need above and beyond what Dr. Armstrong is already required to provide or that are expected of a non-employee director. For the period running through November 2, 2006, Dr. Armstrong will provide assistance with management transition matters and other services requested by Mr. Dunbar. Dr. Armstrong will receive (i) a retainer of $5,000 per month for the four months ending with October 2006, (ii) $2,000 for each day Dr. Armstrong provides services under the consulting agreement, and (iii) reimbursement of any reasonable expenses incurred in providing these services, consistent with the Company’s customary expense reimbursement policies and practices.

Under the employment agreement with Mr. Dunbar, he will be eligible to receive a discretionary cash bonus (as a participant in Aastrom’s existing cash performance bonus program) based upon his performance, as determined by the Board of Directors, for up to 40% of his base salary. He will also be entitled to reimbursement of “Relocation Costs” (as defined in his agreement), which will not exceed $75,000 without the prior approval of Aastrom. Mr. Dunbar has been granted an initial stock option to purchase 2,500,000 shares (with an exercise price of $1.38, the fair market value on July 17, 2006, which is the date of grant) of which (a) 2,000,000 shares are subject to time vesting (with 25% vesting on the first anniversary and the remaining 75% to vest monthly over the following three years), and (b) 500,000 shares are subject to vesting based upon performance objectives as well as time vesting over four years. Additionally, beginning in September 2007, Mr. Dunbar will receive annual stock option grants (targeted for 400,000 shares per year) subject to both the time vesting and performance vesting. In the event of his termination by the Company without “Cause” or by Mr. Dunbar for “Good Reason” within one year following a “Change of Control” (in each case, as those terms are defined in the Agreement), the vesting of all his stock options will accelerate, with all options becoming fully exercisable. Additionally, if his employment is terminated by the Company without “Cause” after July 14, 2007 or if he terminates his employment for “Good Reason,” one half of Mr. Dunbar’s unvested stock options will become exercisable. If Mr. Dunbar’s employment is terminated without “Cause” or if he terminates his employment for “Good Reason” (in each case, other than in conjunction with a “Change of Control”), he will be entitled to a severance payment equal to his base salary at termination. If Mr. Dunbar’s employment is terminated within one year following a “Change in Control,” he will be entitled to: (a) if the termination is by the Company and is without Cause, a severance payment equal to two times his base salary at termination plus his targeted annual cash bonus, or (b) if he terminates his employment for Good Reason, a severance payment equal to his base salary at termination, plus one-half the targeted annual cash bonus.

The employment agreement with Mr. Hampson provides that in the event of the termination of his employment by Aastrom without cause, or upon his termination of employment within twelve months of a change in control, he is entitled to receive a severance payment of twelve months of his then current salary. In addition, in the event of a termination following a change in control, or should he be required by Aastrom to relocate his principal place of employment more than 50 miles from Ann Arbor, Michigan, Aastrom must reimburse him for up to $25,000 of his relocation costs.

Each of the employment agreements with Mr. Bard, Mr. Brennan, and Dr. Hock provide that he or she will receive a severance payment of 6 months of salary if he or she is terminated without cause or if he or she resigns for good reason (as specified in the employment agreement) following a change of control. Since Mr. Bard, Mr. Brennan, and Dr. Hock were each recruited from outside of the Ann Arbor area during the last fiscal year, their employment agreements provide for payment of various temporary living expenses and reimbursement of relocation costs, up to specified limits, with the relocation cost reimbursement amount being refunded to Aastrom if the employee resigns within a stated period. In addition, in the event that (i) Dr. Hock’s employment is terminated by Aastrom without cause, (ii) the financial position of Aastrom grows substantially to specified levels, and (iii) Dr. Hock is subsequently employed by an academic institution, Aastrom has agreed to provide a research grant to such institution of not less than $500,000, in a research area which benefits and supports Aastrom’s research program.

The employment agreements with Dr. Armstrong and Mr. Hampson incorporate the provisions of various retention and bonus agreements that were entered into in 1999 and 2000, when Aastrom needed to retain its key personnel in the face of a series of cutbacks the company implemented to conserve its cash resources. In addition to the various bonuses and other severance provisions addressed above, their employment agreements contain the provisions originally established in 1999 whereby the company agreed to pay designated recipients (including Dr. Armstrong and Mr. Hampson) an incentive sales bonus consisting of 50% (in the case of Dr. Armstrong) and 12.5% (in the case of Mr. Hampson) of a bonus pool computed on the basis of the net proceeds realized by Aastrom from a change of control transaction (with the maximum size of the bonus pool being $2.9 million if the net proceeds realized by Aastrom are at or above $25 million). Under Dr. Armstrong’s new agreement, the Change of Control must occur before May 1, 2009 pursuant to a term sheet, letter of intent or agreement received by Aastrom before May 1, 2008.

In the event of a transfer of control of Aastrom, as defined in the Company’s stock option plan, Aastrom must cause any successor corporation to assume the outstanding stock options or substitute similar options for outstanding options. In the event that any successor to Aastrom in a merger or consolidation will not assume the options or substitute similar options, then the options become exercisable in full and such options will be terminated if not exercised prior to such merger or consolidation. In general, options granted to executive officers of Aastrom will become fully exercisable if such officer is terminated following a transfer of control. Options granted to non-employee directors under Aastrom’s stock option plans will become fully vested and immediately exercisable upon a transfer of control, as defined in the respective option plans.

Compensation of Directors

Each nonemployee director receives an annual fee of $25,000 paid in equal quarterly increments. The chairperson of each standing committee and the Lead Director each receive an annual fee of $7,500 and each non-chair committee member receive an annual fee of $5,000, payable quarterly. Directors are no longer paid a separate amount for each board or committee meeting attended.

Nonemployee directors also have received periodic grants of stock options and shares of restricted stock. During the last fiscal year, nonemployee directors received a stock option to purchase 30,000 shares at the start of any three year period of service, which option vested in equal annual increments over a period of three years. Newly elected directors appointed to less than a three year term received a grant for a pro rata amount of the 30,000 shares (reflecting the period of time until they are expected to be subject to election by the shareholders). Each nonemployee director also received an annual grant of approximately $15,000 of shares of restricted stock, with the number of shares being computed based on the price of the common stock ten days prior to the date of grant (and rounded to the nearest hundred shares), and with all of the shares vesting one year after the date of grant. The equity based component of nonemployee director compensation was recently changed. Commencing in November 2006, each nonemployee director who continues to serve beyond an Annual Shareholder Meeting will receive a stock option to purchase 55,000 shares granted on the date of each Annual Meeting, with an exercise price equal to the fair market value of the common stock on the date of grant, vesting in equal quarterly increments over a period of one year. Newly elected directors joining the board during the period between shareholder meetings will receive a grant for a pro rata amount of the 55,000 shares subject to option (reflecting the period of time until the next annual meeting). Outside directors will no longer receive grants of restricted stock. These equity grants will be made under the terms of the existing equity compensation plans, as previously approved by the shareholders.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

No member of the Compensation Committee is, or ever has been, an officer or employee of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Aastrom’s executive officers, directors and persons who beneficially own more than 10% of Aastrom’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by the SEC regulations to furnish Aastrom with copies of all Section 16(a) forms filed by such persons.

Based solely on Aastrom’s review of such forms furnished to it and written representations from certain reporting persons, Aastrom believes that all filing requirements applicable to its executive officers, directors and more than 10% shareholders were complied with.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

In fiscal year 2006, the Compensation Committee was composed of Stephen G. Sudovar, Alan L. Rubino, and Timothy M. Mayleben. All of the members of the Compensation Committee are independent directors.

In fiscal year 2006, the Compensation Committee was responsible for setting and administering the policies governing compensation of the executive officers of Aastrom. These policies are based upon the philosophy that Aastrom’s long-term success is best achieved through recruitment and retention of the best people possible. The Compensation Committee applied this philosophy in determining compensation for Aastrom’s executive officers in three areas: base salary, cash bonuses and equity-based awards (stock options and/or restricted stock grants).

Base Salary.  Aastrom strives to offer salaries to its executive officers that are competitive in its industry for similar positions requiring similar qualifications. In determining executive officers’ salaries, the Compensation Committee considers salary surveys of companies in similar industries, and of similar size and geographic location, and from time-to-time seeks the assistance of consultants. Companies selected for salary comparisons are not necessarily the same companies used to compare stock performance in the chart under the heading “Comparison of Shareholder Return.”

On an annual basis, the Compensation Committee evaluates the performance and makes recommendations to the Board concerning the salary of Aastrom’s Chief Executive Officer (“CEO”). Similarly, on an annual basis, the CEO evaluates the performance of (and makes salary recommendations with respect to) Aastrom’s other executive officers, which recommendations are subject to review and approval by the Compensation Committee and final approval by the Board. (During periods when Aastrom had a Chief Operating Officer (“COO”), the COO would participate in the performance evaluation and salary recommendations for the executive officers other than the CEO and COO). Performance evaluations for individual executive officers are based on individual performance goals. The person or group responsible for an individual’s performance evaluation and salary recommendation sets the goals for the next year in consultation with the individual. The performance goals of executive officers are based on their individual management responsibilities. In addition to reviewing the results of the performance evaluations and information concerning competitive salaries, the Compensation Committee and CEO consider the financial condition of Aastrom in recommending and evaluating salary adjustments. The salaries are evaluated by the Compensation Committee and the Board, with each member using his or her personal judgment and subjective factors to assess performance and potential adjustments. The CEO is excused from the Compensation Committee and the Board discussions concerning his performance evaluation and salary.

Cash Bonuses.  Aastrom seeks to provide additional performance-based incentives and rewards to executives who make contributions of material value to Aastrom. For this reason, Aastrom may award incentive compensation, which can comprise a substantial portion of the total compensation of executive officers when earned and paid. Historically, cash bonuses have been based on a subjective evaluation of performance and existing salary, rather than a specific formula. For fiscal year 2006, cash bonuses were based upon the Employee Compensation Guidelines described below.

Equity Based Compensation.  The Compensation Committee believes that employee equity ownership provides significant additional incentive to executive officers to maximize value for Aastrom’s shareholders, and therefore has made periodic grants of stock options or restricted stock under Aastrom’s equity incentive plans. Options are granted at the prevailing market price, and have value only if Aastrom’s stock price increases over the exercise price. Both stock options and restricted stock awards are subject to vesting conditions. The Compensation Committee believes that stock options and restricted stock awards serve to align the interests of executive officers more closely with other shareholders because of the direct benefit executive officers receive through improved stock performance.

In fiscal year 2006 (and in early fiscal 2007 with respect to the 2006 fiscal year), the Compensation Committee made determinations concerning the size of equity based awards (restricted stock for fiscal year 2005 performance and stock options for fiscal year 2006 performance) for executive officers, after consideration of recommendations from the CEO. The size of each officer’s equity based award was based upon the criteria specified in the Guidelines described below, including the relative position and responsibility of each executive officer, and the performance of each officer and of Aastrom. Restricted stock awards or stock options were granted with a goal to provide competitive equity compensation for executive officers compared to executive officers of similar rank in companies of Aastrom’s industry, geographic location and size. The restricted stock grants and stock options vest over four years, although the Board may at its discretion grant restricted stock awards and stock options with shorter vesting schedules, or that vest on the achievement of specific milestones. The restricted stock grants made during fiscal year 2006 (which were with respect to fiscal year 2005 performance) are set forth in the tables in the section entitled “Executive Compensation and Other Matters.”

Employee Compensation Guidelines and Recent Awards.  During 2005, the Compensation Committee developed a set of Employee Compensation Guidelines, which were approved by the Board in August 2005. The Company’s stock price volatility, together with changes in the required accounting treatment of stock option grants, led the Compensation Committee in 2005 to decide to use restricted stock awards as an alternative to the traditional grant of stock options. These Guidelines contemplated using annual cash bonuses and grants of restricted stock. Notwithstanding the results that might otherwise be obtained from these Guidelines, the Board has the ability to adjust awards if necessary to avoid unanticipated and unintended consequences or to avoid unfairly penalizing an otherwise deserving employee.

Under these Employee Compensation Guidelines, during the first quarter of each fiscal year, the Company management (with the review and approval of the Compensation Committee) is to establish individual employee performance goals and corporate performance goals to be used as the guiding criteria for implementation of the cash bonus and restricted stock elements of the Employee Compensation Guidelines. All of the target potential cash bonus and 60% of the target potential restricted stock awards are “at risk” and are subject to satisfaction of the combination of corporate performance goals and individual performance goals. The remaining 40% of the restricted stock program is not at risk, but is to be subject to vesting conditions (generally over a period of 4 years) in order to incent retention. The level of cash bonus and restricted stock award available to each employee varies depending upon the employee’s level of responsibility and base salary. As a result, persons in positions of greater responsibility have correspondingly greater portions of their potential compensation subject to satisfaction of individual performance goals and corporate performance goals. The annual cash bonus may only be paid if the Board determines that the Company has sufficient cash available for its other corporate needs. In the event the Company does not have those cash resources available, the Board may, in its discretion, elect to defer some or all of the cash bonus or to pay some or all of the bonus with restricted stock grants. One-half of the “at risk” portion of the potential restricted stock grant is based upon the Company meeting its performance goals, and the other half is based upon the individual meeting his or her personal performance goals. Once an award of restricted stock is granted, vesting will occur over a four year annual schedule. Early in the 2007 fiscal year the Compensation Committee and the Board determined to phase out the use of restricted stock, so that a substantial portion of equity based grants with respect to the 2006 fiscal year were made using stock options. The Compensation Committee and Board expect that future equity based grants will be in the form of stock options.

Pursuant to the Guidelines, in the early part of the 2006 fiscal year, the Company’s management team and Compensation Committee considered and established six performance goals for the Company, consisting of goals relating to: (i) initiating a new cell manufacturing site; (ii) developing methodology for reducing manufacturing costs for tissue repair cells; (iii) commencing limited sales of tissue repair cells; (iv) planning and implementing clinical trials; (v) selecting an additional new medical indication for a feasibility study; and (vi) raising additional equity financing. During the year, and particularly in May and September of 2006, the Company’s management team and Compensation Committee reviewed the Company’s performance toward achieving those six goals; and the Compensation Committee and Board made a determination in September 2006 that the Company achieved 80% performance of those six goals.

The Compensation Committee and Board also evaluated each officer’s percentage performance of his/her respective performance goals for fiscal year 2006; and in September 2006 awards of cash bonus and restricted stock grants (or stock options) were made to the Company’s officers based upon his or her performance, in accordance with the criteria specified in the Guidelines. There were six performance goals set for the CEO, consisting of the same six Company goals listed above; and the Committee and Board determined that Dr. Armstrong achieved 80% performance of those goals.

Based on the Guidelines, stock option grants and cash bonuses based upon Company performance and individual officer performance for fiscal year 2006 were granted as follows:

	Shares Subject to
Officer	Stock Options	Cash Bonus

Dr. Armstrong	N/A	$88,320
Mr. Cour	N/A	$45,780
Mr. Bard	218,400	$49,128
Mr. Brennan	219,600	$45,900
Mr. Hampson	190,800	$32,855
Dr. Hock	N/A	$44,696

The Guidelines contemplate the Board making a determination from year to year as to whether or not the Company has sufficient cash resources so that the Company can reasonably afford to pay cash bonuses in a particular year. In May and September of 2006, the Board considered the amount of the Company’s cash resources and the Company’s budget for expenditures over the next year; and the Board determined that the Company could afford to pay the cash bonuses to the Company’s employees as contemplated by the Guidelines.

The Compensation Committee and Company management are evaluating changes to these Guidelines to simplify their operation and address areas where the recent experience in implementing the current Guidelines has indicated a potential opportunity for improvement. This evaluation could also result in creation of a new incentive compensation program.

Compensation Consultant.  In May 2006, the Compensation Committee engaged Frederick W. Cook & Co., an executive compensation consulting firm, to serve as an independent compensation consultant and advisor to the Committee and the Board. The consulting firm has reviewed the Company’s compensation package for executive officers, and particularly for the CEO; and the consulting firm has provided data as to compensation levels being paid by other companies which are similar to Aastrom. The consultant’s recommendations have formed the basis for the transition to the use of stock options (instead of restricted stock), the changes to the 2004 Equity Incentive Plan being proposed for shareholder approval and the changes in director compensation to be implemented in November 2006.

New CEO.  On December 28, 2005, Aastrom announced that its CEO, Dr. Armstrong, had requested that the Board initiate a search for a new CEO so that he could transition out of day-to-day management responsibility. As of July 17, 2006, Aastrom engaged a new CEO, Mr. George W. Dunbar. In connection with establishing the compensation package for the new CEO, the Compensation Committee and Board considered compensation survey data for similar companies, and data and input from the Committee’s compensation consulting firm. Based on this information, the Committee and Board established a compensation package for Mr. Dunbar which they determined to be fair and reasonable for the CEO and the Company, and within the range of the compensation being paid by other similar companies. The principal components of the new CEO’s compensation package are:

(a) Annual Salary: $375,000.

(b)	Target Annual Cash Bonus: up to $150,000 subject to achievement of performance goals.

(c) Stock Option:	2,500,000 shares, subject to vesting over four years and 20% also subject to achieving performance goals.

For further details concerning this compensation package and employment agreement, see the section entitled “Employment Contracts and Termination of Employment and Change of Control Arrangements” in this Proxy Statement.

Future Equity Based Compensation.  During September 2006, the Compensation Committee reviewed the decision made in 2005 to use primarily restricted stock grants, instead of stock options. Based on the relative advantages and disadvantages between restricted stock grants and stock options, the Compensation Committee intends to use stock options for future equity based compensation.

COMPENSATION COMMITTEE

Stephen G. Sudovar
Timothy M. Mayleben
Alan L. Rubino

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee oversees Aastrom’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. PricewaterhouseCoopers LLP is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles, an opinion on our management’s report on our internal control over financial reporting and an opinion on our internal control over financial reporting. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors.

The Audit Committee consists of four directors each of whom, in the judgment of the Board, is an “independent director” as defined in Rule 4200(a)(15) of the NASD listing standards. For the fiscal year 2006, the members of the Audit Committee were Timothy M. Mayleben, Alan L. Rubino, Nelson M. Sims and Stephen G. Sudovar.

The Committee has discussed and reviewed with the auditors all matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. The Committee has met with PricewaterhouseCoopers LLP, with and without management present, to discuss the overall scope of the PricewaterhouseCoopers LLP audit, the results of its audits, its evaluations of Aastrom’s internal controls and the overall quality of its financial reporting. The Audit Committee reviewed the Company’s financial statements and discussed them with management and with PricewaterhouseCoopers LLP.

The Audit Committee has received from the auditors a formal written statement describing all relationships between the auditors and Aastrom that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that Aastrom’s audited financial statements be included in Aastrom’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006.

AUDIT COMMITTEE

Timothy M. Mayleben
Alan L. Rubino
Nelson M. Sims
Stephen G. Sudovar

REPORT OF THE CORPORATE GOVERNANCE AND
NOMINATING COMMITTEE OF THE BOARD OF DIRECTORS

The Corporate Governance and Nominating Committee (the “Governance Committee”) consists of directors who meet applicable independence criteria established by the NASD listing standards. For the fiscal year ended June 30, 2006, the members of the Governance Committee were Susan L. Wyant, Nelson M. Sims, Stephen G. Sudovar and Robert L. Zerbe. The Governance Committee acts pursuant to a written charter that has been adopted by the Board of Directors.

The primary responsibilities of the Governance Committee are to (i) identify, review and evaluate individuals qualified to become Board members; (ii) recommend nominees to the Board and to each Committee of the Board; (iii) recommend corporate governance principles, codes of conduct and compliance mechanisms applicable to the Company, and monitor compliance with them; and (iv) assist the Board in its reviews of the performance of the Board and each Committee.

During its meetings in the last fiscal year, the Governance Committee identified desired Board skills and attributes, reviewed potential candidates for the Board and periodically assessed the Company’s compliance with applicable NASD listing requirements. The Governance Committee has also developed and assisted in the implementation of various corporate governance policies and procedures. The Governance Committee also establishes policies and procedures for the Company’s Disclosure Committee and has established procedures for confidential submission of claims or situations reported pursuant to the Company’s “whistle blowing” policy, including establishing a confidential telephone mailbox for anyone to call to raise an issue. The Committee has monitored that mailbox since its establishment and there have been no calls received. The Committee has also reviewed compliance with Company policies regarding trading in Aastrom’s shares by officers, directors and senior management personnel. The Governance Committee also assisted the Board in its annual self-evaluation, as well as the evaluation of the performance of other Committees.

CORPORATE GOVERNANCE AND NOMINATING
COMMITTEE

Susan L. Wyant
Nelson M. Sims
Stephen G. Sudovar
Robert Zerbe

COMPARISON OF SHAREHOLDER RETURN

Set forth below is a line graph comparing changes in the cumulative total return on Aastrom’s common stock, a broad market index (the Nasdaq Stock Market-U.S. Index (Nasdaq Index)), an old peer group industry index (those companies that selected the same first three digits of their primary Standard Industrial Classification Code Number as Aastrom, 283, and have a market capitalization of less than $200 million (Industry Index)), and a new peer group consisting of the following tissue regeneration companies: Corautus, Cytori, GenVec, Geron, Isolagen, Orthovita, StemCells and ViaCell, for the period commencing on June 30, 2001 and ending on June 30, 2006.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG AASTORM BIOSCIENCES, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX,
A NEW PEER GROUP AND AN OLD PEER GROUP

*	$100 invested on 6/30/01 in stock or index-including reinvestment of dividends. Fiscal year ending June 30.

Aastrom/Index	6/30/01	6/30/02	6/30/03	6/30/04	6/30/05	6/30/06
Aastrom Biosciences, Inc.	$100.00	$25.69	$70.14	$62.50	$216.67	$92.36
Nasdaq Stock Market U.S	100.00	70.34	78.10	98.58	99.24	105.85
Old Peer Group	100.00	42.34	50.74	45.50	31.52	21.86
New Peer Group	100.00	36.84	55.42	72.06	58.83	43.76

(1)	Assumes that $100.00 was invested on June 30, 2001 in Aastrom’s common stock and each index, and that all dividends were reinvested. No cash dividends have been declared on Aastrom’s common stock. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

SHAREHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

Under Aastrom’s bylaws, in order for business to be properly brought before a meeting by a shareholder, such shareholder must have given timely notice thereof in writing to the Corporate Secretary of Aastrom. To be timely, such notice must be received at Aastrom’s principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date Aastrom’s proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders, except that (i) if no annual meeting was held in the previous year, (ii) if the date of the annual meeting has been changed by more than thirty calendar days from the date contemplated at the time of the previous year’s proxy statement or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

Proposals of shareholders intended to be presented at the next annual meeting of the shareholders of Aastrom must be received by Aastrom at its offices at 24 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105, no later than June 6, 2007. Such shareholder proposals may also be included in Aastrom’s proxy statement if they also satisfy the conditions established by the Securities and Exchange Commission for such inclusion.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By order of the Board of Directors,

Gerald D. Brennan, Jr.
Corporate Secretary, Vice President
Administrative and Financial
Operations and Chief Financial Officer

October 4, 2006

PROXY	AASTROM BIOSCIENCES, INC. Proxy for Annual Meeting of Shareholders Solicited by the Board of Directors
The undersigned hereby appoints George W. Dunbar and Gerald D. Brennan, Jr., and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock of Aastrom Biosciences, Inc. (the “Company”) which undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Kensington Court Hotel, Ann Arbor, Michigan on Thursday, November 2, 2006 at 9:00 a.m., and at any adjournment thereof (i) as hereinafter specified upon the proposals listed below and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged, and (ii) in their discretion upon such other matters as may properly come before the meeting.
The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposal 1, proposal 2 and proposal 3.
A vote FOR the following proposals is recommended by the Board of Directors:
1. ELECTION OF DIRECTORS

Nominee: Alan L. Rubino	☐ FOR	☐ WITHHELD
Nominee: Nelson M. Sims	☐ FOR	☐ WITHHELD

2.	To approve the Amended and Restated 2004 Equity Incentive Plan.
	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To ratify the appointment of PricewaterhouseCoopers LLP as Aastrom’s Independent Registered Public Accounting Firm for the fiscal year ending June 30, 2007.
	☐ FOR	☐ AGAINST	☐ ABSTAIN
(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

Side Two

(Continued from other side)
MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW. ☐
Even if you are planning to attend the meeting in person, you are urged to sign and mail the Proxy in the return envelope so that your stock may be represented at the meeting.
Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased shareholder should give their title. Please date the Proxy.

Signature (s)

Date: